WidePoint Corporation

Fourth Quarter 2012 Earnings Conference Call

April 1, 2013

Operator:                       Good day, ladies and gentlemen, and thank you for standing by. Welcome to the WidePoint Corporation Fourth Quarter 2012 Earnings Conference Call. During today's presentation, all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. If you have a question, please press the star, followed by the one on your touch-tone phone. For participants using speaker equipment, it may be necessary to pick up the handset before making your selection. This conference is being recorded today, Monday, April 1st, 2013.

Now, I would now like to turn the conference over to Brett Maas with Hayden IR. Please go ahead.

Brett Maas:                     Thank you, Operator. Good afternoon to all participants joining WidePoint’s Year End 2012 Financial Results Conference Call. With me today are WidePoint’s Chairman and CEO, Steve Komar, and Chief Financial Officer, Jim McCubbin. Steve will provide an overview of the 2012 annual results and Jim will provide additional financial details. Then we will open the call to questions from participants.

Before I turn the call over to Steve, I’d like to remind all participants that during this conference call, any forward-looking statements are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, including financial guidance, and similar expressions, including without limitation expressions using terminology may, will, believe, expect, plans, anticipates, predicts, forecasts, and expressions which reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including factors discussed in the Risk Factors section of WidePoint’s annual report on Form 10-K and its quarterly reports on Form 10-Q, and in other SEC filings that the Company releases. Actual results may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after this conference call, except as required by law.

I’d like to now turn the call over to WidePoint’s Chairman and CEO, Steve Komar, for opening remarks.

Steve Komar:                   Thank you, Brett, and good day to everyone who has joined us late on this post holiday afternoon.

As has been our practice in the past, we’d like to acknowledge and reaffirm our appreciation to all of you for your continued interest in WidePoint Corporation.

During 2012, the Company made significant progress in addressing several of its strategic goals relating to the way we do business and our probability for success as we look to the future. These range from diversifying our revenue streams and redefining target markets to our commitment to add and reposition resources to emphasize a sales-driven corporate culture, and delivering an optimized services and support environment. Each of these initiatives is directly in support of our goals of intensifying revenue development, building more robust pipelines and backlogs, and migrating to higher margin market opportunities in the years ahead.

On balance, we were pleased with our 2012 financial performance and feel we are on an accelerating new business trajectory that will have favorable impact throughout 2013 and beyond.

Taking a tops-down look at 2012’s annual results, net revenues increased by roughly 35% to $56 million, from $41 million in last year’s comparable period, reflecting increased revenues at each of our business segments. In 2012, income from operations was approximately $1,020,000, an increase of $914,000, as compared to $105,000 realized in 2011, and net income totaling $830,000 was dramatically better than the prior year.

Also worth mentioning is that non-GAAP adjusted EBITDA, an important yard stick in measuring the net contribution of business operations, was approximately $2.3 million in 2012, an over 100% increase, compared to $1.1 million in the prior year. I’ll leave the more detailed financial reporting and analysis to Jim McCubbin, but I’ll offer a few comments about business performance at each of our segments.

Our telecommunications life cycle management, or Managed Mobility Solutions segment, contributed roughly $32 million to our 2012 revenues, an $8 million increase to the prior year. A prominent contributor was our acquisition of Avalon Global Solutions, now operating as WidePoint Solutions Corporation, which allowed WidePoint to meaningfully increase its presence in the commercial marketplace.

On the Government side of this segment, we continue to shift away from lower margin revenue, generated from billable re-selling of minutes to our federal customers. We believe that growth strategies to expand our reach in the Commercial and State Government sectors should provide us with the revenue mix and customer diversification necessary for us to meet our overall growth strategies, as well as managing the variability in revenue from Federal Government contracting.

Our Cyber Security segment continued to grow in 2012, driven primarily by increasing demand for credentials to support the Government’s Transportation Workers Identification Credentialing, or TWIC, contracts, and growing monthly volumes related to the ECA and ACES programs.

Consulting Solutions and Services recorded a very strong revenue performance year, characterized by increased software resale contracting and growth in commercial market IT consulting engagements.

As a footnote, it should be no surprise that going into the second half of the year, we had some degree of concern that we would see a slowdown in Federal Government spending due obviously to federal budgeting and sequestration concerns. We believe that these concerns still exist, but, candidly, we actually benefitted from this to an extent during the last six months of the year, as we saw government agencies aggressively spend available monies for our high priority solutions, primarily so they would have access to them in the event of a slowdown or shutdown of Federal spending over coming quarters.

To provide some insulation for the Company related to that risk, we are continuing to focus on expanding our commercial market footprint, enhancing our cloud-based security management and telecommunications management solutions, and expanding our geographic reach in support of our growing international client demands.

While we address risk, it’s also appropriate to address opportunity in the form of a quick update of our strategies going forward. WidePoint has invested in bringing a robust Mobile Device Management, or MDM, product to the marketplace. This new application will be fully integrated into our existing telecommunications management offerings to provide a seamless new capability to existing customers and target prospects. The MDM market is expected to almost quadruple in size, up to $1.8 billion in annual revenue during the next three years. MDM is a naturally synergistic offering for our existing TEM product suite. The geographic demand is predominantly U.S. based with growing participation from European and Asian marketplaces. This meshes quite nicely with our strategy to expand solutions and services beyond U.S. borders to meet the needs of our increasingly multi-national client base.

On the Cyber side, although this has been a slow adoption market over the past few years, the numbers for identified user populations are staggering. As an example, the current TWIC program has an enrollment of approximately 2.5 million users, and is currently issuing new certs at the rate of 50,000 per month. The successor TTAC contract has identified a target user population of up to 40 million users across multiple transportation sectors; to add to that the ECA and ACES, devices ID, and healthcare initiatives to name several of many such programs, and market demand as projected by Gartner and IDC is expected to at least triple over the coming three years. Even with competition from established players, such as VeriSign, IdenTrust, and Cybertrust, we believe that WidePoint’s Cyber Security’s market share could yield $40 million to $50 million in high margin, recurring revenue over that timeframe.

To support these market opportunities we have launched several investment initiatives to ensure our readiness to maximize these opportunities. To some extent, our short-term earnings potential may be impacted, but these actions are deemed critical to our realizing our full potential for growth and future success.

First, we have invested in bringing the MDM capability into our product portfolio. Second, we made similar investments in launching development of an MSM, or Mobile Security Management product, to meet the next anticipated emerging market opportunity. These investments reflect our convergence strategy, or the coming together of these capabilities to provide trusted and secured communications environments that will be marketed on an enterprise wide level. Reflecting that, we’ve established a corporate branding strategy, unifying product and company identifiers under a common WidePoint theme. In addition, we’ve invested in substantial additional sales and marketing personnel to carry our message to the markets and to prospects. This effort is being orchestrated and led by John Atkinson, our new EVP, Chief Sales and Marketing Officer. Finally, we are in the process of completing an organization wide transition to a functional management structure that will best utilize our available management talent and team members to support these aggressive growth strategies on a unified Company basis.

With that, I’d like to turn the call over to Jim McCubbin, WidePoint’s CFO, for a more in-depth discussion of our calendar year financial results. Following that, we’ll open up the call to your questions. Jim, the floor is yours.

Jim McCubbin:                 Thanks, Steve, and hello, everyone. Today I’m going to review and discuss our fiscal year-end 2012 financial results in a bit more detail than Steve just covered, and focus on some of the financial challenges and opportunities we see in 2013 and beyond.

Overall, the highlights from our 2012 financial results show that we achieved record levels of revenues that further bolstered improvements in our gross profit, income from operations, net income, non-GAAP adjusted EBITDA, working capital, debt, and stockholders’ equity over our prior year that ended in calendar 2011, which is our fiscal year end.

We were overall pleased with these results, especially given some of the challenges we faced in some of our marketplaces during the year, coupled with the evolutionary changes we initiated during this same period that set the stage for our sales and marketing expansion efforts, new MDM and MSM product offerings, as well as our push to functionalize our business creating what will be a cohesive, WidePoint centric enterprise.

For 2012, our revenues increased by approximately 35% to about $56 million, or an increase of $14.4 million, as compared to $41.4 million for our fiscal year ended 2011. We witnessed growth in all of our segments, as well as an expansion in both our state and local and commercial areas from our meaningful entry into these markets in 2011 and 2012.

For 2013, our challenge will be to address the results that sequestration may have on some of our Federal Consulting and re-selling work, which we believe could put anywhere from $1 million to $5 million of revenues at risk, depending upon the ultimate outcome of the 2013 and 2014 Federal Budget outcomes.

Offsetting these challenges and risks are several corresponding opportunities that we do see. In the Federal area, we have already put in several meaningful RFPs that we expect to see results from in the second quarter. We are also presently working on several other RFIs and partnering opportunities that are focused in areas that our Federal clients have indicated are strategic investment areas within our Mobile and Cyber areas.

In the State and Local areas, we have also recently been notified of some expansion work within our Western States Alliance work, and we believe given the positive results we have shown with our clients within the states of Nevada and Utah that we should see a continued, multi-year, positive outcome from the other various states that have been carefully watching our work.

In the Commercial area, we have also been busy, as we have witnessed the doubling of our Commercial work in our Midwest region, and the trend continues to look positive as we enter 2013. As we have entered 2013, we have also been working at expanding our international reach and we presently are working to meet the internal expansion needs of a global customer.

Given that we presently believe that the opportunities we are witnessing are greater than the risk we face potentially from sequestration, along with the investments we are making in sales and marketing, we believe that our pipeline of opportunity should provide us with the ability to grow our revenues materially in 2013, ’14, and out years.

For 2012, our gross profit increased 50% to approximately $14 million, an increase of $4.6 million, as compared to $9.2 million for 2011. As we expand our products and service offerings towards higher margin services in the 40 to 60% range, we believe our losses of revenue from lower margin revenues due to the negative potential effects of sequestration will ultimately allow us to expand our gross profit as we shift our mix of products and services in 2013 and beyond. For ever one dollar in corresponding revenue derived from our higher margin services, as compared to our value added re-selling services, we witnessed three to six times the amount of corresponding gross profit. This shift in sales mix is a material strategic effort we are making this year, and while the new sales mix is comprised of multi-year services, those services will allow us to materially increase our gross profit as we exit 2013 with a much stronger recurring and higher margin pipeline.

For 2012, our income from operations was approximately $1 million, an increase of $900,000, as compared to $100,000 for 2011. In 2013, we will start the year with a multitude of investments we are making to drive the greater shift of our revenue mix and pipeline. These may have negative impacts on our income from operations initially, but by the end of the year we believe the incremental gross profit we realize will more than make up for the investment with the sizeable, high margin, multi-year pipeline that inherently will drive higher income from operations.

For 2012, our net income was approximately $830,000, an increase of $585,000, as compared to $247,000 for 2011. As a result of the investments we are making in 2013, we believe our net income initially could trend down, but given the kind of revenues we are adding to our pipeline we believe the net income result will be materially improved as we progress through 2013 and into 2014.

For 2012, our non-GAAP adjusted EBITDA was approximately $2.3 million, an increase of $1.2 million, or over 100%+ increase, compared to $1.1 million for 2011. As a result of the investments we described above, we believe we will still generate sufficient returns for non-GAAP adjusted EBITDA to continue to pay down debt in 2013 and materially fund the base level investments we plan to make at this time.

At December 31, 2012, our working capital increased 13% to $2.6 million, an increase of approximately $300,000, as compared to approximately $2.3 million at 2011. Given our line of credit and the level of working capital, along with our expected base level of business from operations, we believe we have sufficient working capital at this time, but could be limited if we receive a material contract award and/or realize material reduction in work as a result of economic conditions that rapidly deteriorate, all predominantly due to a material number of circumstances which would be beyond our control.

On December 31st, 2012, our outstanding debt was approximately $6 million, a decrease of $1.7 million, as compared to $7.7 million at 2011 year end. We were pleased by this result and we continue to pay down debt from our free cash flow monthly. We anticipate the trend to continue into 2013, as we realize further reduction in debt levels materially associated with debt being reduced as part of a plan of set payments attributable to the asset acquisition of Avalon Global in January of 2012.

As a result of these efforts in 2012, we realized stockholders’ equity growth on December 31, 2012 of approximately $1.1 million, from approximately $22.8 million at December 11, 2011 to $23.9 million in 2012.

In closing, we believe the financial opportunity is right for us to continue on our path of expanding our product set, making the investments in the areas we have identified, and shifting ultimately to higher margin set of multi-year solutions, as it will continue to improve the inherent value of our Company, a value that investors in the marketplace will reward with a much greater financial enterprise worth, we believe.

With that, I’d like to turn it back to you, Steve.

Steve Komar:                    Thank you, Jim, very thorough. I’d like to now arrange to open the call to our listeners for their questions or comments. Operator, can you assist us with that?

Operator:                         Thank you, sir. We will now begin the question-and-answer session. As a reminder, if you have a question, please press the star, followed by the one on your touch-tone phone; if you would like to withdraw your question, please press the star, followed by the two; and if you are using a speaker phone today, please pick up the handset before making your selection.

Our first question comes from the line of Mark Jordan with Noble Financial. Please go ahead.

Mark Jordan:                   Good afternoon, gentlemen. I was wondering if you could put a little more meat on the comments relative to the investments you're making in marketing; specifically, in sort of an aggregate dollar amount, what does it represent incrementally for 2013, and how are those investments split between the Government, Commercial and International markets?

Steve Komar:                    Mark, let me take a shot at that. Recognizing that we need to differentiate between the annualized full load cost and the fact that this is phasing in, in the course of the year, the reality is we’re talking about incremental sales and marketing and related headcount well in excess of 10 individuals…10 full-time individuals. The total cost of these assorted investment programs are in the $3 million to $3.5 million range, so they are not insignificant for a company of our size, but, again, we feel that they are absolutely critical to our being able to grow in the future.

In terms of distribution of headcount, and I’m reaching on this, Mark, because I don’t have the numbers right in front of me, but I believe that in terms of the Telecommunication sector we’re talking six to seven individuals; in terms of the Cyber sector, we’re talking about three Senior Sales Executives, plus a redistribution of some of the technical support resources currently existent in the Cyber side; and of course we would have a corporate managing infrastructure in terms of a Marketing Director and our Chief Sales and Marketing Officer. So, again, pretty sizeable.

Mark Jordan:                   Okay. Impressive for a company of your size, clearly. In terms of focus of where you’re turning these folks loose, are you separating it by Commercial or Governmental, or are they just sort of moving to the area of hottest opportunity?

Steve Komar:                   Well, there’s definitely the latter. As you know, we’ve been using the terminology of ‘low-hanging fruit’ and opportunities that we haven’t been able to respond to due to resource limitations, so that’s definitely part of the short-term plan. I get to talk about that a lot to our Chief Sales and Marketing Officer. So, we’re definitely doing that. But, there is a natural segmentation between the Commercial and Government markets, so when we array the organizations, we tend to focus individuals primarily on that market segmentation. We talked a lot about synergism and cross-marketing and cross-selling capabilities, and frankly those are about maybe three to four months downstream.

Mark Jordan:                  Okay. A final question, if I may, Jim. You know, you talked about the gross margin profit leverage and swapping out a dollar of low-price minute re-sale for service type revenue stream. Could you give us an idea of the order of magnitude of that low-cost minute revenue stream in ’11 and ‘12 versus ’11?

Jim McCubbin:               I don’t think I have that right in front of me right now on the callable minutes. It’s single digits for both of our low margin products —respectively in both areas. Where I address my comments a little bit more on gross margin leveragability, looking into ’13, we’re looking at displacing margins, again in the single-digit levels, with margins clearly in the 40 to 60% range. So, it’s a great swap-out. Plus, the nice thing about the revenues that we’re targeting, and actually we’re starting to win, is that they’re multi-year, long-life arrangements, so you get to recognize it as a pipeline up front and really grow it over time. So once you win it, you get built-in sales growth and margin growth year-in, year-out over a number of years. And, without growing sales and marketing too much, we’re talking about a $3 million investment, but from that $3 million investment in pipeline, you're talking about tens of millions of dollars of very high margin revenue, with a long life. So you can see the leverage and how it drops to the bottom line, as well.

Mark Jordan:                    Okay, thank you very much.

Steve Komar:                     Thank you.

Operator:                           Our next question comes from the line of Mike Malouf with Craig-Hallum Group. Please go ahead.

Mike Malouf:                    Great, thanks, guys. You know, maybe I missed it, but what was the number on the Consulting business for the quarter?

Jim McCubbin:                 We actually didn’t report on the quarter. I’ll get that for you—Mike, I’ll also get you your segmentation numbers on the quarter later. We just reported on the year.

Mike Malouf:                    Okay, great. What was it for the year?

Jim McCubbin:                 Hang on. So you're talking about just Consulting, the Consulting Services area?

Mike Malouf:                    Yes.

Steve Komar:                     For the year, $17 million, $17.1 million.

Jim McCubbin:                 Seventeen one million dollars.

Steve Komar:                     Seventeen point one million dollars.

Mike Malouf:                    Okay, great, thanks. Then, if you're looking to add $3 to $3.5 million in cost with this sort of new strategic direction that you're taking, did you say that you still felt that we could kind of break even in 2013 on an operating income basis?

Jim McCubbin:               What we said is if we would aggregate all of it and take it all at once. We’re phasing this in over the year, so it’s not happening all at once. So we brought on John and a few core people first in the first quarter. We’re bringing on a number of sales people—actually, we started in processing today—in the second quarter. So we’re ramping it and timing it to increase with our revenue streams, as well.

Mike Malouf:                    So if you took it all at once you’d be break even, which means then obviously since the costs will be lower, you’ll actually be above and you’ll be profitable on an operating basis.

Jim McCubbin:                 Right, Mike. We are trying to use operating—free operating—cash flow to do two things, continue to pay down debt, and then make the investments, because the ROI is just so huge, that we can not make the investments into the infrastructure from that free cash flow…

Mike Malouf:                    Got it, okay.

Jim McCubbin:                 … for this year, and then as you get higher margins, as you stagger it in, it starts becoming self-generating, and then as you really go into ’14 you have a great recurring financial model that just self-supports itself.

Mike Malouf:                    Perfect, and then just a little bit of a follow-up. On the sequester, on the $1 to $5 million on the sequester impact, since we’re on April 1st today, we’re through the first quarter…why is it such a big, wide range? I mean, do we get a sense of what would be the parameters of it being at the low end or that being at the high end, if you could just give us a little bit of color on that?

Jim McCubbin:                 Well, I mean, we’ve identified anywhere from $1 to $5 million at risk, okay. The 2013 budget and continuing resolution passed, and that addresses just some of the low end. Right now they’re trying to finish up the next budget and the Senate and the House have to reconcile. We just don’t know the impact of that. Then, the other thing that we’re seeing on the reconciliation, we’re seeing them give an allowance to agencies to allow them to shift money around inter-agency within the organization to take away the impact. So it’s just kind of a wait-and-see, and I just wanted everybody to be aware of the, you know, the size potentially. I mean, Mike, just so everybody knows it’s not a huge number based on our real book of business, and two, that that is the range we really see from a risk tolerance of what we can manage around easily, as well.

Steve Komar:                     Yes, I think I would just add that the message that we were trying to send, and hopefully we articulate as well, is that it is not a doomsday scenario, and to the extent that we can identify any potential risk to our assumed revenue streams, we feel it’s manageable and very frankly, based on the experience of the past four to six months, it may not be a risk at all, but you know, we feel the obligation to give you some ballpark sense of what might be the situation.

Jim McCubbin:                 We just wanted to answer the question before the question became a question.

Mike Malouf:                    Yes, that makes sense, and then if I could just—on the Mobile Device Management side, it looks like, based on your yearly number, that you grew year-over-year for the quarter at over 70%, I think 74% to be exact. Were there any one-time things in there?

Jim McCubbin:                No. The Commercial segment added most of that. Now, what’s interesting is this year, you know, we’re having a hard time getting our hands around it because there’s several, large RFPs in existence right now. On the Government side, that could deliver a multitude of different kind of results. We should hear about that April, May, June, how that plays out. Then, the Commercial side, we’ve added sales people, or continue to over the next month, and we know that’s going to drive greater positive results, as well.

One of the things that we realized last year, Mike, was everything that we went after and bid on we tended to win. We just had a real problem where we didn’t have enough feet on the ground to get to all the opportunities out there, and that was one of the reasons we really had to make these investments and really look at sales and marketing, because we’re at a perfect timing as all of this converge and the players get shaken out.

Mike Malouf:                   Okay, great. Thanks a lot, guys.

Steve Komar:                    Thank you, Mike.

Operator:                          Our next question comes from the line of Sam Donaldson, Private Investor. Please go ahead.

Sam Donaldson:              Well, gentlemen, once again I want to congratulate you on a very good year. I think, going back to 2008, you struggled with the chaos that our economy was in. It was very difficult, and I just want to add a comment, because I don’t really have a question today, and that is that the money now you propose to do to add the staff to expand our reach is exactly the right thing to do. Now is the time to seize those opportunities and spend the money so that next year and the year after that, it’s really going to be a big company and I thank you for that. That’s all I have to say.

Steve Komar:                   Thank you very much, Sam. That’s appreciated and it’s nice to hear your thoughts and assessment on that. We kind of believe it and it’s always great to hear someone confirm that for us.

Sam Donaldson:              Thanks. Bye-bye.

Steve Komar:                   Bye-bye.

Operator:                         Ladies and gentlemen, if there any additional questions, please press star, one at this time. As a reminder, if you are using a speaker phone today, please pick up the handset before making your selection.

Our next question comes from the line of Mark Foster with Kirr, Marbach and Company. Please go ahead.

Mark Foster:                    Hi, good afternoon, guys.

Steve Komar:                    Good afternoon.

Mark Foster:                    In in terms of 2013, in your prepared remarks you said the—you talked about the accelerating new business trajectory. Does that imply that you think top-line growth in ’13 will be at a higher rate than it was in ’12?

Steve Komar:                    That’s a good question.

Jim McCubbin:                Well, honestly, there’s—here’s the challenge we’re having right now. We believe, like every year as we enter into it, that ’13 should be better than ’12, okay. Now, we’ve also spent the first quarter putting out a lot of RFPs and lining up a lot of new customers. We're just trying to get our hands wrapped around what is the sensitivity for the range of revenues that we could see this year, and then we’re also doing a shift in the kind of revenues that we’re going after, where they tend to be three- and five-year contract values. So, you know, we’re really working on building that big pipeline, so we’re just not prepared to discuss at what level we see that growth. We know it’s going to be going in the right direction. With our first quarter coming up, and you know, just reporting in just a little over a month, we want to really—we’ll have the ability to address it then a little bit better.

Steve Komar:                    I think we’re—I would just add that I think we’re very hopeful that we’re going to have a very strong revenue performance in 2013. We’re also assuming in any projections that we make that that is essentially organic growth, it doesn’t deal with acquisition growth at all in terms of our projections, and on the other side of the equation I would just ask you to keep in mind that between 2011 and 2012, $8 million of that revenue increase was due to an acquisition. So, it’s a pretty substantial challenge for us to equal or better that performance on an organic basis, but absent risks and all the other things we talked about, that is our goal.

Jim McCubbin:                 And the marketplace right now, we’re not going to see a better marketplace for the services that we’re going to be rolling out this year. So, you know, we’re very excited about it. We really are.

Mark Foster:                    So as you look at some of these new services—I know in the past you’ve had a gross margin goal—you said the business was capable of doing 35% to 40%. With some of these new services being higher margin services, as you look out a couple years, do you think that number is—that you can exceed that 35% to 40%?

Jim McCubbin:                 Well, like I said, a lot of the new services within MDM, within MSM, and that’s recurring in nature, they really are, they’re 40% to 60% margin, gross margin work. So, it just depends on how fast we grow that business, but clearly that is where the modeling goes, and on some of it it’s even greater than that on some of the device work, and that’s where the future of where we’re building this. Also on growth, please remember we’re also offsetting potentially low margin, sequestration losses on our blended growth. Okay?

Mark Foster:                    So if we look at this from a big picture standpoint over the last four or five years, you’ve been able to grow revenues at a pretty good clip, some of that organic, some of that through acquisition.

Jim McCubbin:                 Yes.

Mark Foster:                    Consistent profitability, though, has been a little elusive and it sounds like with these additional costs, 2013 might be a little bit more of the same. Sort of at what point do you really get to the profitability break-out? Is that a ’14, is that a …

Jim McCubbin:                 Yes, that is real—it’s really ’14. You know, it’s a one year or less cycle we have—depending on the product sets, we’re seeing anywhere from three months sales cycles to one year sales cycles. We’ve started all this so we really do see a lot of that hitting in ’14, but we also see some incremental benefit, you know, deploying itself in 2013, as well. So, I mean, it’s good. It’s all good.

Steve Komar:                    Yes, candidly, we’re trying to optimize the 2013 number, recognizing that we’re obviously reinvesting substantially, but if one looks to the pay-off, you know, candidly, it’s probably, real measurable pay-off is going to be 2014 and beyond.

Jim McCubbin:                Yes, in Steve’s prepared comments, just on some of the credential work and the market size, you know, $40 to $50 million as an example of recurring revenues that generates $20 million to $25 million in really scalable bottom-line growth. It’s quite impressive, as this all comes together, and then as we see the marketplace converge with mobile security, mobile device, telecom expense management, and some of them come together, it is really exciting just because of the sheer number of devices and handsets that are going to be prevalent just in the Government and Commercial environments that are going to need to be managed, optimized and secured. It’s a big marketplace and it’s big enough for a number of players.

Mark Foster:                    So one last one then. You sort of touched on it earlier. I mean, in the past you guys have given guidance for the full year. Do you think after that first quarter that you will do that or is this sort of a change in strategy that you don’t want to do that anymore?

Jim McCubbin:                Well, if you noticed, a number of years ago we got stung, so we’ve tended to be conservative, so we’re continuing on that path. You know, the marketplace rewarded us negatively with honesty, so we just—we’re being extra careful. We’re making all the right decisions, we’re working within our means and we’re taking a nice, balanced approach. Hopefully, in the first quarter we’ll have the information to give you.

Steve Komar:                   I think it’s fair to say we have not adopted a different policy in terms of guidance, but as candid as I know how to be, I can’t in good conscience offer any guidance given where we are today, what we’re reinvesting, the short-term issues in our major marketplace. Frankly, any guidance probably wouldn’t have a whole lot of credibility, but we’re just not going to do it. It just doesn’t make any sense at this point.

Jim McCubbin:                There’s no benefit for us to do it at this moment in time.

Mark Foster:                    Okay, thanks.

Steve Komar:                   You're welcome.

Operator:                          Our next question comes from the line of Dale Miller with Morgan Stanley. Please go ahead.

Dale Miller:                     Hi, Jim.

Jim McCubbin:              How are you?

Dale Miller:                    Great numbers. Good work.

Jim McCubbin:             Thank you.

Dale Miller:                    I was wondering if one of you could expand on Steve’s comments—I have a couple of questions actually—about the branding and kind of consolidating some of those brands. From an investor relations point of view, I’m sure you have this all the time. It’s sometimes difficult to really connect each of these brand names you have out there with a specific line of business and kind of see how the whole fits. It takes a little while to get your head around that. So could you expand a little bit on what that looks like? You also mentioned, as a parallel question, growth by acquisition versus kind of intent to foster things organically. I didn’t hear you dismiss acquisition out of hand, and obviously, especially in the Cyber area, it’s a pretty hot growth area. So could you address those?

Steve Komar:                  Sure. I think I’ll certainly give it a shot. From the branding side, we’re very well aware of, call it the dissonance, whatever else, that one runs into when a good part of the Company has been built through acquisition, that there are identities in the marketplace that are in effect multiple identities, sometimes often in the same markets, and, candidly, we’ve lived with that for a couple of years, but we really believe it’s not the right answer going forward. We believe we have to get the benefits of a consolidated branding strategy, and we’re going to be intelligent about the way we transition into that. But we launched—we launched this new branding strategy, literally at year end and the beginning of this year, and we are implementing it on a daily basis, primarily in the most simplistic terms, WidePoint being the dominant brand in all situations, and we expect, as a subset of that, we will have product identifiers, literally a portfolio of WidePoint branded products, but we will be moving away from subsidiary, corporate identifiers, and other marketplace signals that we think conflict with the commonality of brand. So, it’s merely one step, but I think an important one as we transition to a unified Company. That would be it on branding.

Jim McCubbin:              Yes, with branding also, we’re very excited because we also just brought on a new Director of Marketing and Marketing Communications today, and she’s an extremely talented woman, and we’re very excited to just see what she can do with collateral website and a whole lot of other work that we have or plan to do. John Atkinson has also done a tremendous amount of work with Ron Oxley to really make sure that we can deploy this and we can really optimize the messaging to the Street, both commercially, state and local, and federally.

Dale Miller:                    Okay, and then on the acquisition—I don’t expect you to comment on that in specific terms, because who knows what’s out there, but is that …

Steve Komar:                 But I think our …

Dale Miller:                    you prepared or are you just going to stick organic for now?

Steve Komar:                 I think we’ve had a fairly consistent message on that, at least I believe so, which is that we are open to and ready to pursue an acquisition that fits in and definitely represents an enhancement to our existing strategy. We’re not doing roll-ups, we’re not spreading out for the sake of spreading out, and, frankly, we’re very focused this year on our organic building activities, we think it’s the right thing to do, but I think right at the end of your question you said if an opportunity arises would we be prepared to pursue it? I think the easy answer to that is, if it’s a strategic fit, the answer is yes.

Jim McCubbin:              But this year we clearly want to stay to our knitting. We are focused. We’ve been working on this project now since last August when we got it started. We clearly want to get some real headway here, and that’s where our focus is right now.

Dale Miller:                    Okay, thanks. Lastly, I had two quick questions on essentially your customer base. The State Government contracts really intrigue me, because obviously you're getting a tiny, tiny fraction of what’s out there. So, what you’ve done for Utah and Nevada very is easily something you could apply elsewhere, is there something unique in those States’ and what do those business models look like, is it a pipeline, is it a one-time contract that you install something and move on, and so what’s replicate-able? Then, lastly, you talked international, which obviously raised my antenna a little bit. Do you have specific countries you're going to be targeting, specific markets, or at this point are you still…?

Jim McCubbin:              I’ll take number one, and we do have to be a little sensitive to what we do say right now because we are in the midst of some discussions, so please understand we’re not trying to be rude either, but we have to balance what we do say.

One, as it goes to the states, it would be great if it was nice and simple, but with any government contract, federal, state, local, it never is. Right now we’re working within the Western States Alliance kind of infrastructure of—it’s much like a GSA schedule but for those 15 states that also allow all the other states to purchase from it. On there, there is a multitude of offerings from a short sub-set of providers that have been given the okay to actually provide the services. We’ve done exceptionally well at really getting the work, materially most of the work, and it started with Utah and Nevada, whose really been on point on demonstrating the cost savings. There’s a couple different components of it. First, is really getting your hands around the audit-ability and what they have, identifying product set, identifying land lines, phone lines, devices, and with that seeing what kind of errors, mistakes, or kind of inherent problems they have. That’s Phase 1.

Phase 2 then is really moving it over to a managed service offering. It then takes on a recurring base of savings that they realize up front. So think of it this way. We get paid on the audit findings and the savings we realize on a performance basis, Phase 1; Phase 2, then we basically say, you're going to pay us to maintain and manage these devices for you and/or any other services we may do for you on an ongoing basis, so you're not collecting the monies later, but you're actually collecting the savings as you go along. So with that, we also have the ability to add services and do different things with these contract vehicles.

So the WSCA states, a lot of people have opted in and they really are looking at our performance, and we are extremely pleased at how we performed last year in our demonstrations, and we’re also pleased with some of the expansion work that we’re getting because of those results. All that credit really goes to our team, which has just done a magnificent job.

Dale Miller:                    By the way, the way I became aware of your Company is through a channel check, where you were mentioned in one of those states. Very positive.

Jim McCubbin:              Oh.

Steve Komar:                  That’s interesting.

Jim McCubbin:              Well, hopefully, you got some positive feedback through some of your other channels. That’s outstanding.

Steve Komar:                 I think your second question related to geographic expansion, and I think there’s a fairly simple answer to that. The first priority is probably Europe and we like to think that in Europe—and we’re basically following our customers. We have increasing multi-national customers that have demands. We also have a presence in Europe associated with providing Cyber type solutions to NATO and other forces. So, I think that’s number one. And we like to think that we can offer English, although the British may not agree with us, and we also have the capability of four additional languages. So, we’re ready to go in Europe. That’s the first target. Asia obviously follows, but has a longer timeline associated with it, and probably will be done through alliances, our channel partners.

Dale Miller:                    Great. Thank you, gentlemen. Great quarter and year. Thanks.

Steve Komar:                  Thank you. Appreciate it.

Operator:                        Our next question comes from the line of Michael Potter with Monarch Capital Group. Please go ahead.

Michael Potter:              Hey, guys, just a quick question. On the Avalon, I understand 2013 was a transition year and then hopefully this year will be more of an organic growth and execution year, especially with the investments that you’re moving forward with. When will we start hearing about some of these contract wins and new relationships that we’re developing on the commercial front?

Jim McCubbin:              Very soon.

Steve Komar:                  Yes, second quarter.

Michael Potter:              So, over the next 90 days we’re going to start hearing a lot more about our activity on the Commercial end of the business?

Jim McCubbin:              Yes.

Michael Potter:              Okay. And the investment that we’re making basically through our operating cash flow is—and the capital that we may need, the working capital that we may need for large contract wins, I’m assuming that’s going to be—that’s still going to be on the Federal side, not really on the Commercial side?

Jim McCubbin:              Yes, and right now, as you know, we have a line of credit with Cardinal Financial Bank, we have that available to us, and one of the reasons we’re phasing in our investments is we are trying to stagger it and manage around free cash flow.

Michael Potter:               Sure, definitely the right thing to do. I don’t think anybody really wants any dilution, especially at this point, if we can avoid it.

Jim McCubbin:              Mike, if something big happens and there’s a huge award or something positive, I don’t think anybody’s going to have a problem if we had to do something for a million dollars or $2 million that’s going to generate millions and millions. But, remember, we do think that way because we are large shareholders ourselves and we don’t like dilution.

Michael Potter:                Sure, yes, let’s get it first and then we’ll figure out the problem.

Jim McCubbin:               Yes, and it’s a good problem to solve when we have it.

Michael Potter:               Yes. All right, guys. Thanks.

Steve Komar:                   Thank you.

Operator:                         Our next question comes from the line of Steve Shaw with Sidoti and Company. Please go ahead.

Steve Shaw:                     Hey, guys. I missed it before. on the marketing and sales changes, what does that—how does that impact us in 2013 numbers-wise for sales and marketing?

Jim McCubbin:              Steve, I need to get you and Mike some break-outs of the quarters and other numbers, I’ll do that, and I’ll try to get you a phase-in or work with you so you guys can determine a phase-in on the sales and marketing. We’re doing it over a year, so it’s not all at once, it gradually comes into effect. We’re trying to do it where we’re getting sales results out of a few people that kind of start self-funding the new people that keep coming on, okay? I will reach out to you both you and Mike to back-fill any of your other questions for your correspondence, okay?

Steve Shaw:                    All right. Thanks.

Steve Komar:                 Thanks, Steve.

Operator:                       There are no further questions in the queue at this time. I would like to turn the call over to management for closing remarks.

Steve Komar:                 Thank you, Operator. I’d just like to say that I hope we’ve been able to convey our excitement about our opportunities in 2013 and beyond. We believe we’re in the right markets, we got the right products and solutions, and the personnel for support, so we want to aggressively expand our presence in commercial markets, expand our participation in trusted, secure solutions marketplace, and expand our service profile beyond our national borders.

I’d like to thank you all for your time and interest in WidePoint, we appreciate your continued commitment to us and we’ll look forward to briefing you on our progress at our next scheduled conference call in May. Thank you and have a great evening.

Operator:                       Ladies and gentlemen, this does conclude our conference for today. Thank you for your participation. You may now disconnect.